Filed Pursuant to Rule 433

Registration No. 333-223208

June 13, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

Linked to the Common Stock of Amazon.com, Inc.

►	Quarterly contingent coupon payments at a rate of at least 2.00% (equivalent to at least 8.00% per annum) (to be determined on the Pricing Date), payable if the closing price of the Reference Stock on the applicable Coupon Observation Date is greater than or equal to 75.00% of the Initial Price

►	Callable quarterly at our option the at principal amount plus the applicable contingent coupon on or after December 28, 2018

►	If the Notes are not called and a Trigger Event occurs, there is full exposure to declines in the Reference Stock, and you will lose all or a portion of your principal amount.

►	A Trigger Event occurs if the Official Closing Price of the Reference Stock is below the Barrier Price (which is 75.00% of the Initial Price) on any scheduled trading day during the Trigger Observation Period

►	Approximate 15 month term if not called prior to maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Callable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940.00 and $970.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 15 month term if not called prior to maturity.
Reference Stock	The common stock of Amazon.com, Inc. (Nasdaq symbol: AMZN)
Call Feature	The Notes may be called at our option on any Call Payment Date occurring on or after December 28, 2018 and ending on June 27, 2019.(2) In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.(2)
Contingent Coupon Rate	At least 2.00% per quarter (equivalent to at least 8.00% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of the Reference Stock is less than the Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	75.00% of the Initial Price
Barrier Price	75.00% of the Initial Price
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount of Notes, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment (if applicable):

■  If a Trigger Event does not occur, 100% of the Principal Amount.

■  If a Trigger Event occurs and the Final Return is positive or zero, an amount equal to 100% of the Principal Amount.

■  If a Trigger Event occurs and the Final Return is negative, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return

Trigger Event	A Trigger Event occurs if the Official Closing Price of the Reference Stock is below the Barrier Price on any scheduled trading day during the Trigger Observation Period.*
Final Return	Final Price – Initial Price Initial Price
Trigger Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.
Trade Date	June 22, 2018
Pricing Date	June 22, 2018
Original Issue Date	June 27, 2018
Final Valuation Date(3)	September 23, 2019
Maturity Date(3)	September 26, 2019
CUSIP/ISIN	40435FH34/US40435FH343

(1) As more fully described on page FWP-4.

(2) See page FWP-4 for the Call Notice Dates, Call Payment Dates, Coupon Observation Dates and Coupon Payment Dates.

(3) Subject to postponement as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The Notes may be suitable for investors who believe that the price of the Reference Stock will not decrease significantly over the term of the Notes and accept that the Notes are callable at our option on any Call Payment Date beginning on December 28, 2018 and ending on June 27, 2019. Unless the Notes are called prior to maturity, so long as the Official Closing Price of each Underlying on each Coupon Observation Date is greater than its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date beginning on December 27, 2018, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and if a Trigger Event does not occur on the Final Valuation Date, you will receive the Principal Amount at maturity plus the final coupon payment.

If the Notes are not called and if a Trigger Event occurs on the Final Valuation Date, you will be exposed to any downside performance of the Reference Stock on a 1-to-1 basis In that case, you will lose some or all of your Principal Amount and even with the coupon payments made prior to maturity, your return on the Notes may be negative.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of the Reference Stock on a Coupon Observation Date is greater than or equal to the Coupon Trigger, whether a Trigger Event has occurred during the Trigger Observation Period and whether the Final Return of the Reference Stock is negative. If your Notes are not called and a Trigger Event has occurred, you will lose some or all of your Principal Amount at maturity if the Final Price of the Reference Stock is below the Initial Price. Even with any Contingent Coupons, your return on the Notes may be negative.

Information about the Reference Stock

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers.

The graphs above illustrate the performance of the Reference Stock from January 1, 2008 through June 11, 2018. Past performance is not necessarily an indication of future results. For further information on the Reference Stock please see “Information Relating to the Reference Stock” beginning on page FWP-13. We have derived all disclosure regarding the Reference Stock from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Stock.

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HSBC USA Inc. Callable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Callable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the common stock of Amazon.com, Inc.. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stock:	The common stock of Amazon.com, Inc. (Nasdaq symbol: AMZN)
Trade Date:	June 22, 2018
Pricing Date:	June 22, 2018
Original Issue Date:	June 27, 2018
Final Valuation Date:	September 23, 2019, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be September 26, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	The Notes are callable at our option, in whole, but not in part, on each quarterly Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Coupon Observation and Payment Dates:	Coupon Observation Dates	Coupon Payment Dates
	September 24, 2018	September 27, 2018
	December 24, 2018	December 28, 2018	*
	March 25, 2019	March 28, 2019	*
	June 24, 2019	June 27, 2019	*
	September 23, 2019 (the Final Valuation Date)	September 26, 2019 (the Maturity Date)

*These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Payment Dates:	The applicable Coupon Payment Dates beginning on December 28, 2018 and ending on June 27, 2019, as indicated above.
Call Notice Date:	3 business days prior to the relevant Call Payment Date.

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Contingent Coupon:

If the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on a Coupon Observation Date, you will receive the Contingent Coupon of at least $20.00 per $1,000 (to be determined on the Pricing Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of the Reference Stock is less than the Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Contingent Coupon Rate:	At least 2.00% quarter (equivalent to at least 8.00% per annum) (to be determined on the Pricing Date)
Initial Price:	The Official Closing Price of the Reference Stock on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Stock Final on the Valuation Date.
Coupon Trigger and Barrier Price:	75.00% of the Initial Price.
Trigger Event	A Trigger Event occurs if the Official Closing Price of the Reference Stock is below the Barrier Price on any scheduled trading day during the Trigger Observation Period.
Trigger Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount of Notes, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment (if applicable):

■  If a Trigger Event does not occur, 100% of the Principal Amount.

■  If a Trigger Event occurs and the Final Return is positive or zero, an amount equal to 100% of the Principal Amount.

■  If a Trigger Event occurs and the Final Return is negative, an amount equal to (i) 100% of the Principal Amount multiplied by (ii) the sum of one plus the Final Return

If the Notes are not called prior to maturity, and a Trigger Event occurs during the Trigger Observation Period, you may lose up to 100% of the Principal Amount if the Final Price of the Reference Stock is less than the Barrier Price. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Final Return:	With respect to the Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
CUSIP/ISIN:	40435FH34/US40435FH343
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment in the Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm
▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm
▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, investors will receive on the corresponding Call Payment Date, a cash payment equal to 100% of the Principal Amount together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of the Reference Stock on the applicable Coupon Observation Date is greater than or equal to the Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 8.00% per annum (or approximately $20.00 per $1,000 in Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the final coupon payment (if applicable) plus the Final Settlement Value determined as follows:

▶	If a Trigger Event does not occur, 100% of the Principal Amount.
▶	If a Trigger Event occurs and the Final Return of the Reference Stock is positive or zero, 100% of the Principal Amount.
▶	If a Trigger Event occurs and the Final Return is negative, 100% of the Principal Amount multiplied by the sum of one plus the Final Return, which will result in a Final Settlement Value less than the Principal Amount.

Trigger Observation Period

The period from but excluding the Trade Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods” in the accompanying Stock-Linked Underlying Supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶   You believe that the Official Closing Price of the Reference Stock will be at or above the Coupon Trigger on most or all of the Coupon Observation Dates, and the Final Price of the Reference Stock will be at or above the Barrier Price.

▶   You seek a quarterly Contingent Coupon, based on the performance of the Reference Stock, that will be paid at the Contingent Coupon Rate of at least 8.00% per annum (to be determined on the Pricing Date) if the Official Closing Price of the Reference Stock is greater than or equal to the Coupon Trigger on the applicable Coupon Observation Date.

▶   You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶   You do not seek an investment that provides an opportunity to participate in the appreciation the Reference Stock.

▶   You are willing to make an investment that is exposed to the potential downside performance of the Reference Stock on a 1-to-1 basis if a Trigger Event occurs and the Final Return is negative.

▶   You are willing to lose up to 100% of the Principal Amount.

▶   You are willing to hold Notes that will be callable at our option on any Call Payment Date, or you are otherwise willing to hold the Notes to maturity.

▶   You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Reference Stock.

▶   You do not seek an investment for which there will be an active secondary market.

▶   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶   You believe that the Official Closing Price of the Reference Stock will be below the Coupon Trigger on most or all the Coupon Observation Dates, including the Final Valuation Date, and the Final Price of the Reference Stock will be below the Barrier Price.

▶   You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶   You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶   You seek an investment that provides an opportunity to participate in the appreciation of the Reference Stock.

▶   You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Stock on a 1-to-1 basis if a Trigger Event occurs the Final Return is negative.

▶   You seek an investment that provides full return of principal at maturity.

▶   You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date , or you are otherwise unable or unwilling to hold the Notes to maturity.

▶   You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Stock.

▶   You seek an investment for which there will be an active secondary market.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Stock. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called, a Trigger Event occurs, and the Final Price of the Reference Stock is less than the Initial Price. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will be exposed to the downside performance of the Reference Stock on a 1-to-1 basis. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Stock on a Coupon Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of the Reference Stock is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Reference Stock.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity (plus the final Contingent Coupon), if the Final Price of the Reference Stock is equal to or greater than the Initial Price, or equal to or greater than the Barrier Price and no Trigger Event has occurred, regardless of any appreciation in the price of the Reference Stock, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be called at our option prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupons could be as little as 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called at our option prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

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The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to the Initial Price. We cannot predict the Official Closing Price of the Reference Stock on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stock or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of the Reference Stock. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that we do not call the Notes and your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Price	$1,000.00*
▶ Hypothetical Barrier Price:	$750.00, 75.00% of the Initial Price
▶ Hypothetical Coupon Trigger:	$750.00, 75.00% of the Initial Price
▶ Hypothetical Contingent Coupon Rate:

8.00% per annum (2.00% for each quarter in which it is payable) The actual Contingent Coupon Rate will be at least 8.00% per annum and will be determined on the Pricing Date. If the Official Closing Price of the Reference Stock on every Coupon Observation Date is greater than or equal to the Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $100.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Price of $1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price, Coupon Trigger and Barrier Price of the Reference Stock will be set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

Trigger Event Does Not Occur[1]					Trigger Event Occurs[2]
Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[3]	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the Term of the Notes	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
90.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
80.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
70.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
60.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
50.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
40.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
30.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
20.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
10.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
0.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$1,000	$1,100.00	10.00%
-10.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$900	$1,000.00	0.00%
-20.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$800	$900.00	-10.00%
-25.00%	$100.00	$1,000	$1,100.00	10.00%	$100.00	$750	$850.00	-15.00%
-30.00%	N/A	N/A	N/A	N/A	$100.00	$700	$800.00	-20.00%
-40.00%	N/A	N/A	N/A	N/A	$100.00	$600	$700.00	-30.00%
-50.00%	N/A	N/A	N/A	N/A	$100.00	$500	$600.00	-40.00%
-60.00%	N/A	N/A	N/A	N/A	$100.00	$400	$500.00	-50.00%
-70.00%	N/A	N/A	N/A	N/A	$100.00	$300	$400.00	-60.00%
-80.00%	N/A	N/A	N/A	N/A	$100.00	$200	$300.00	-70.00%
-90.00%	N/A	N/A	N/A	N/A	$100.00	$100	$200.00	-80.00%
-100.00%	N/A	N/A	N/A	N/A	$100.00	$0	$100.00	-90.00%

 1 The Official Closing Price of the Reference Stock never falls below the Barrier Price on any trading day during the Trigger Observation Period.

2 The Official Closing Price of the Reference Stock falls below its Trigger Price on one or more trading days during the Trigger Observation Period.

3 Assuming the Contingent Coupon Rate is 8.00%, the Notes have not been called and been held to maturity, and the Official Closing Price of the Reference Stock has not fallen below 75% of the Initial Price on a Coupon Observation Date, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $100.00, with hypothetical coupon payments of $20.00 made on each Coupon Payment Date.

FWP-10

Example 1: The Notes are not called and the Official Closing Price of the Reference Stock falls below the Trigger Price during the Trigger Observation Period, therefore a Trigger Event occurs. Additionally, the Final Return of the Reference Stock is less than zero.

Initial Price	Lowest Official Closing Price During the Trigger Observation Period	Final Price
1,000	$550.00 (55% of Initial Price)	$600.00 (40% of Initial Price)

Since the Official Closing Price is below the Barrier Price during the Trigger Observation Period, a Trigger Event occurs. Therefore, the Final Return =

Final Price – Initial Price
Initial Price

= ($600.00 – $1,000.00) / $1,000.00 = -40.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -40.00%) = $600.00

Therefore, the total payment on the Notes is $600.00, in addition to any prior contingent coupons paid out over the term of the Notes prior to the Maturity Date.

Example 2: The Notes are not called and a Trigger Event occurs, but the Final Return of the Reference Stock is positive.

Initial Price	Lowest Official Closing Price During the Trigger Observation Period	Final Price
$1,000.00	$650.00 (650.00% of Initial Price)	$1,050.00 (105.00% of Initial Price)

Since the Official Closing Price of the Reference Stock during the Trigger Observation Period falls below the Barrier Price, a Trigger Event occurs. However, the Final Price is above the Initial Price and the Coupon Trigger.

Therefore, the Final Settlement Value equals $1,000, even though a Trigger Event occurred. Since the Final Price is above the Coupon Trigger, the final Contingent Coupon of $20.00 is paid out as well.

Therefore, the total payment on the Notes is $1,020.00, in addition to any contingent coupons paid out over the term of the Notes prior to the Maturity Date.

Example 3: The Notes are not called and a Trigger Event does not occur.

Initial Price	Lowest Official Closing Price During the Trigger Observation Period	Final Price
$1,000.00	$850.00 (85.00% of Initial Price)	$900.00 (90.00% of Initial Price)

Since the Official Closing Price of the Reference Stock was not below the Trigger Price during the Trigger Observation Period, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Since a Trigger Event does not occur, all of the contingent coupons are paid out over the term of the Notes, resulting in a total payment of $1,100.00 over the term of the Notes.

Example 4: The Notes are called on the first Call Payment Date.

Initial Price	Official Closing Price on the first Call Payment Date
$1,000.00	$1,200.00

The Notes were called and you are no longer entitled to receive any Final Settlement Value. You would receive your $1,000 Principal Amount of Notes plus the coupon payment of $20.00 owed to you on the first Coupon Payment Date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,020.00 (in addition to any contingent coupons paid out on the previous Coupon Payment Dates prior to the first Call Observation Date). Once the Notes are called, they will no longer remain outstanding and there will not be any further coupon payments on the Notes.

FWP-11

INFORMATION RELATING TO THE REFERENCE STOCK

Description of Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by the Underlying with the SEC under the Exchange Act can be located by reference to its SEC file number: 0001018724 or its CIK Code: 000-22513 .

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through June 11, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.

				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through June 11, 2018 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.
Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	96.25	62.43	71.30
June 30, 2008	84.51	71.99	73.33
September 30, 2008	88.09	63.35	72.76
December 31, 2008	69.58	35.03	50.76
March 31, 2009	75.58	48.44	73.44
June 30, 2009	87.56	73.50	83.66
September 30, 2009	93.85	75.63	93.36
December 31, 2009	142.25	88.67	136.50
March 31, 2010	136.55	116.00	135.73
June 30, 2010	150.09	108.61	109.26
September 30, 2010	160.73	109.14	157.06
December 31, 2010	184.76	153.03	182.75
March 31, 2011	191.25	160.97	180.13
June 30, 2011	206.07	178.34	204.49
September 30, 2011	241.69	177.79	216.23
December 31, 2011	246.71	173.10	173.10
March 31, 2012	205.44	175.93	202.51
June 30, 2012	231.90	185.50	228.35
September 30, 2012	261.68	215.36	254.32
December 31, 2012	261.50	220.64	251.14
March 30, 2013	283.99	253.39	266.49
June 30, 2013	281.76	248.23	277.69
September 30, 2013	318.12	280.93	312.64
December 31, 2013	404.39	298.23	398.79
March 31, 2014	407.05	336.52	336.52
June 30, 2014	342.99	288.32	324.78
September 30, 2014	360.84	307.06	322.44
December 31, 2014	338.64	287.06	310.35
March 31, 2015	387.83	286.95	372.10
June 30, 2015	445.99	370.26	434.09
September 30, 2015	548.39	429.70	511.89
December 31, 2015	693.97	520.72	675.89
March 31, 2016	636.99	482.07	593.64
June 30, 2016	728.24	586.14	715.62
September 30, 2016	837.31	725.68	837.31
December 31, 2016	844.36	719.07	749.87
March 31, 2017	886.54	753.67	886.54
June 30, 2017	1,011.34	884.67	968.00
September 30, 2017	1,052.80	938.60	961.35
December 31, 2017	1,195.83	957.10	1,169.47
March 30, 2018	1,598.39	1,189.01	1,447.34
June 11, 2018.*	1,696.35	1,371.99	1,689.12

* This document includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through June 11, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to the Reference Stock on the scheduled trading day preceding the date of acceleration, the determination of the Final Price will be made on such date, irrespective of the existence of a market disruption event with respect to the Reference Stock occurring on such a date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.25% and referral fees of up to 0.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.25% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Stock. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Stock. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement

We will not attempt to ascertain whether the issuer of the Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the

FWP-13

issuer of the Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the Reference Stock, and consult your tax advisor regarding the possible consequences to you if the issuer of the Reference Stock is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Callable Contingent Income
Barrier Notes Linked to the
Common Stock of Amazon.com, Inc.

June 13, 2018

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
Information Relating to the Reference Stock	FWP-12
Events of Default and Acceleration	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-13

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	26
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58